Exhibit 99.2 1 PARTICIPANTS Corporate Participants Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd. Noel M. Geoffroy – Chief Operating Officer, Helen of Troy Ltd. Brian Lee Grass – Interim Chief Financial Officer, Helen of Troy Ltd. Other Participants Rupesh Parikh – Analyst, Oppenheimer & Co., Inc. Peter Lukas – Analyst, CJS Securities Devin Weinstein – Analyst, Raymond James Financial, Inc. Peter Grom – Analyst, UBS Securities LLC Susan Anderson – Analyst, Canaccord Genuity LLC Anthony C. Lebiedzinski – Analyst, Sidoti & Co. LLC Linda Bolton Weiser – Analyst, D.A. Davidson Companies MANAGEMENT DISCUSSION SECTION Operator: Greetings. Welcome to the Helen of Troy Limited First Quarter Fiscal 2024 Earnings Call. At this time, all participants are in listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note that this conference is being recorded. At this time, I’ll hand the conference over to Jack Jancin, Senior Vice President of Corporate Business Development. Mr. Jancin, you may now begin. Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd. Thank you, operator. Good morning everyone, and welcome to Helen of Troy’s first quarter fiscal 2024 earnings conference call. The agenda for the call this morning is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company’s CEO; and Ms. Noel Geoffroy, the company’s COO, will comment on financial performance for the quarter and current trends. Then Mr. Brian Grass, the company’s interim CFO, will review the financials in more detail and review our financial outlook for fiscal 2024. Following this, we will take questions you have for us today. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risk and uncertainties that could cause anticipated results to differ materially from actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other parties. The company cautions listeners not to place undue reliance on forward-looking statements or non- GAAP information. Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today’s earnings release has been posted to the Investor Relations section of the company’s

2 website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the Press Releases tab. I will now turn the conference call over to Mr. Mininberg. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Thank you, Jack. Good morning everyone, and thank you for joining us. Today, we would like to talk about our first quarter results, provide color across our business and update you on our continued strong progress on Project Pegasus, as well as some other company initiatives. We will also discuss our outlook for the full fiscal year. Starting with the quarter, I am pleased to report that our results, including our sales and adjusted earnings per share, were better than we expected, despite continued pressure on our categories from lower consumer demand and shifting buying patterns. We are also pleased to improve our margins, make further progress on inventory reduction, and deliver significantly improved cash flow. Looking at revenue, we saw outperformance from key Leadership Brands, including OXO, Osprey and PUR, as well as from Curlsmith. Several of our Leadership Brands are improving share in certain categories in the United States, including technical backpacks from Osprey, kitchen utensils and storage containers from OXO, pharmacy humidifiers for Vicks, nasal aspirators for Braun, and seasonal heaters for Honeywell. Our prestige hair care liquids, which feature some of the highest margins in the company, grew during the quarter compared to the first quarter of last year. International also outperformed during the quarter, driven by Braun. Our strategic choice to double down on International continues to pay off. For perspective, our consolidated first quarter revenue grew at a 6% compound annual growth rate compared to the pre-COVID base of fiscal 2020. During the quarter, we also made good progress on margin, significantly improving gross profit margin and expanding our adjusted operating margin. We also delivered outstanding operating cash flow in the quarter, well ahead of expectations, driven by better-than-expected sales and significant progress on reducing working capital. I am very pleased with how well our organization is executing on the various initiatives we have announced designed to significantly improve cash flow in fiscal 2024. In line with our stated objective, we used our cash flow to further reduce our debt, putting us in a better position to deploy additional capital sooner. Turning to our outlook, we are maintaining our expectations for net sales and adjusted earnings per share for the full fiscal year, as well as our key cash flow and balance sheet targets. We expect to deliver, including a return to adjusted earnings per share growth in the back half, despite expected pressure on our categories and consumers for the remainder of the fiscal year. That consumer pressure includes inflation, interest rates that are expected to stay higher, and increasing household debt, all of which are headwinds to discretionary purchases. On a positive note, we are seeing that retailer inventory rebalancing has largely normalized following the significant adjustments affecting nearly all consumer discretionary categories over the past year. Our retail partners are now increasingly matching their orders to consumer demand. Where we have syndicated point-of-sale data and in retailers where we have specific point-of-sale data, we are seeing demand normalize in some of our categories and settle at or above pre-COVID levels. Before turning the call over to Noel and Brian, I would like to comment on Pegasus. As you may recall, Pegasus is designed to improve operating margins, cash flow, and operating and organizational efficiency. I am very pleased with how well our associates around the world have

3 embraced the Pegasus structural changes and its financial goals. On the structural side, the specific changes we announced in January are working. The new North America Regional Market Organization is expected to take our sales and shopper capabilities to new levels. In our business segments, our brand and category teams are now even more obsessed with delighting consumers. Similarly, in shared services, our global operations teams are implementing new standardized tools and fully owning our supply chains end-to-end. On the savings side, the set of workstreams we are executing under Pegasus are nicely on track. In all cases, our people are flowing to the work. They are demonstrating their adaptability, demonstrating the power of our culture and executing with excellence. We continue to believe these initiatives will improve profitability and provide significant fuel to make additional growth investments in our flywheel that are intended to drive sustainable long-term growth and value creation. I will now turn the call over to Noel, who will speak more about further progress on several business initiatives, including some that fall under the Pegasus workstreams. She will also speak to our business segment performance. Noel M. Geoffroy, Chief Operating Officer, Helen of Troy Ltd. Thank you, Julien, and good morning everyone. Echoing Julien’s comments, I’m proud of our team’s focus, dedication and achievement to date on a wide range of initiatives. I’d like to highlight several of those here, including Pegasus. Specific to Pegasus, as expected, we are seeing significant momentum and savings, in line with the previously announced target. This continues to help us offset some of the anticipated cost headwinds this fiscal year. Further, the new capabilities in our go-to-market structure, analytics, operations, and finance are expected to help improve our performance and simplify how we work in fiscal 2024 and beyond. As a reminder, about 25% of our Pegasus savings is scheduled for this fiscal year, with the largest portion of targeted savings scheduled for realization in fiscal 2025 and the remainder in fiscal 2026. We intend to use the savings to fuel our value-creation flywheel, investing in brilliant marketing and even more consumer-centric innovation to delight consumers and shoppers, and further enhancing the capabilities of our regional market organizations and global shared services. We also continue to look for ways to accelerate the savings so that we can reinvest in growth more quickly. One of the key structural changes in Pegasus was the creation of our North America Regional Market Organization or NA RMO. On our fourth quarter call, we highlighted the benefits of this organization, including securing new distribution, implementing joint business plans with our biggest retail partners, and using shopper data to better identify and act on relevant insights. We recently held our first ever NA RMO sales meeting focused on educating, collaborating, sharing best practices, and rallying behind our brand plans and multiyear innovation pipelines. The meeting was full of energy, pride and collaboration, and I’m pleased to report that the team has identified and is securing meaningful, additional growth opportunities that we expect to contribute to sales longer term. Another Pegasus initiative relates to our design-to-value or DTV initiatives. Our DTV approach combines consumer insights to understand what they value most, competitive insights into how other companies’ products meet consumer needs, and supplier insights into new technologies and the cost to manufacture. We use this process to elevate and build better. Our team is energized and has several new design-to-value exploratory initiatives in sight. These include additional platforming across several different products to standardize select componentry and raw materials, as well as new designs engineered to deliver better performance at a lower cost. We are making significant progress on our previously announced nearshore sourcing initiatives to grow existing and new supplier capabilities outside of China. This will help us diversify geopolitical risk, enhance our responsiveness, and reduce inventory. These moves also create value as they

4 can provide quicker transit times, greater speed to market, scale advantages, and process standardization. During the first quarter, we implemented a major piece of our multiyear nearshoring strategy, successfully relocating some production of Hydro Flask bottles to the Western Hemisphere. OXO POP containers are also expected to begin nearshoring by early fall of this year. I’m also very proud to share that our new Gallaway, Tennessee distribution center, completed in March, was recently awarded the prestigious LEED Silver Certification. In addition to its environmentally friendly design, this new facility has significant levels of new capability and automation that will enhance multiple areas of our business for years to come. We now have greater ability and capacity for in-line customization and personalization for direct-to- consumer Hydro Flask orders. This enables consumers to make their bottle or tumbler fit their unique personality and needs through engraving, customer color combinations, and custom accessories like strap, lid, and boot style. Most recently in June, we increased our personalization options by adding 86 new designs that consumers can choose from. We are also scaling up our automatic carton packaging system. These machines create custom shipping boxes from continuous feed corrugated cardboard. Each shipping carton is perfectly sized to fit each order. This real-time format change is managed automatically and directly from a database. The equipment offers high levels of flexibility, automation and speed of processing and can create one box every few seconds. Our made-to-fit shipper incorporates bumpers into the packaging to protect items from damage during transit, while reducing the amount of packing material used. The packaging also offers easy unsealing and resealing for frictionless returns. We launched this better and more efficient initiative on Hydro Flask bottles and are meaningfully reducing carbon emissions and cardboards required for using less filling materials and reducing the customer transport volume queue by almost half for our bottles. This capability offers a better consumer experience, improved operational efficiency, and less waste. I would like to now turn to our first quarter business results. Consolidated net sales declined 6.6% and core adjusted diluted earnings per share declined 19.5% in the first quarter. As Julien highlighted, these results were better than we anticipated. Let’s start with Home & Outdoor. Osprey performed very well in the quarter, driven by a number of factors, including our improved inventory position compared to fiscal 2023 when COVID-related factory closures curtailed supply. We also benefited from new product introductions and accelerated demand in the travel category, both in the US and abroad, as well as strong online point of sale and replenishment. Osprey also expanded its number one share position in US Tech packs in the most recent three- month period. The gain was driven by improved supply and product innovations, such as improved bike and hydration packs and extended technical packs to empower people of all shapes and sizes to embrace the outdoors. We expect Osprey to continue to benefit from our better inventory position, the strength in the travel market, our strong innovation, and expanded distribution in both existing and new customers in fiscal 2024. The OXO brand also outperformed the market in core categories, even as the overall home category trends continue to normalize from COVID highs and consumer spending shifts toward necessities, travel, and services. Sales were also impacted in the quarter by the timing of some club programs, which fell into the first quarter last year, but will fall later this fiscal year. For additional perspective, the kitchen gadget and dry food storage categories and OXO sales remain solidly ahead of pre-pandemic levels. OXO saw strong point of sale and replenishment from key brick-and-mortar retailers and also benefited from new distribution, including sell-in for test of OXO SoftWorks at Walmart. OXO’s

5 market share growth in both kitchen gadgets and dry food storage in the most recent three-month period was also driven by new product innovation. One particularly successful innovation that launched in May is the OXO Grilling Prep & Carry System, designed based on the consumer insight of reducing trips from the inside kitchen to the grill. The 4.9 star rated set features nesting containers to prep, marinate, transport, and serve grilled meat and vegetables. It has garnered strong attention on TikTok and earned a ringing endorsement by The Kitchn, a highly respected third party, which called it a game-changing OXO find that is a must-have for grilling seasons. Turning to Hydro Flask. In brick and mortar, the brand faced continued pressure in the quarter from overall softness in the insulated bottle category. Consumer preference continue to shift away from bottles in the US, where Hydro Flask is by far the leader, to tumblers where the brand has a smaller presence. Subsequent to the end of the quarter, Hydro Flask executed a soft launch of the new Travel Tumbler on June 21, exclusively on hydroflask.com with great colors, the unique ability to customize with engraving, and a flexible straw. We are excited by the strong consumer response and are optimistic about growing this new addition to the Hydro Flask family. In March, Hydro Flask introduced a first-of-its-kind stainless steel bottle trade-in and recycling program, specifically designed to ensure Hydro Flask products are recycled in an easy and responsible way. The process is simple and straightforward. Consumers register the Hydro Flask bottle, receive and print out a shipping label, and drop it off at the nearest shipping location. No packaging required. Hydro Flask recycles the product, and the consumer receives a $5 promotional code to use on a future purchase. This illustrates how the brand is participating in the circular economy and is providing a way for consumers to feel better about parting ways with their well- loved Hydro Flask. Turning now to Beauty & Wellness. In our beauty portfolio, our hair appliances maintained a strong position, even as the broader category continued to moderate compared to the prior year period. The Revlon volumizer maintains above a 4.5 star rating with over 330,000 reviews on Amazon alone and multiple industry awards, including four additional awards in 2023, such as the Allure Readers’ Choice Award. Appliance category softness was offset by good performance in our prestige liquids, which included a full quarter’s contribution from Curlsmith compared to six weeks’ contribution in the prior year due to the acquisition timing. Both Drybar and Curlsmith performed well in the quarter and our new Hot Tools liquids available exclusively at Ulta are resonating with consumers and on track to meet our expectations. We have meaningful new beauty product introductions planned for this fiscal year, including new product line launches and line extensions supported by commercial innovation, as well as engaging promotions around major holidays. Drybar new launches include the Smooth Shot paddle brush blow-dryer, a new addition to our top- selling Drybar Detox Dry Shampoo range, and a line of liquid products designed to offer more thickness and volume. Curlsmith also has a great lineup of new products, including Effortless Waves, Flawless Finish Hairspray and a new anti-frizz recipe line. Turning now to wellness, our previously announced SKU rationalization program disproportionately touched our wellness portfolio. That impact was felt in the quarter on sales, but meaningfully improved the margin profile of the portfolio, complemented by strong performance from high-margin Vicks inhalant consumables. Looking at specific wellness categories, we saw strong thermometry sales outside the US as supply improved. This was offset by softer sales of seasonal fans, air filtration, and humidification products as consumer spending shifted to other categories such as services and travel. Despite overall category declines, Helen of Troy’s US market shares remained strong in thermometers, inhalants

6 and humidifiers, with the number one position among branded products in all three of those categories. In water filtration, we saw some pickup in overall category growth in the first quarter and PUR made a positive growth contribution for our Beauty & Wellness sales. Subsequent to the end of the first quarter, we saw incremental air purification device and filter sales due to the wildfire smoke that blanketed much of the US Northeast quadrant and parts of the Midwest in late May and throughout June. We are proud to be able to help consumers and service retailers when they need us most. As these wildfires continue, we will continue to serve the demand. Last, on the International front, we achieved sales growth, driven primarily by the contributions of Braun, Osprey, Hot Tools, and Curlsmith. Replenishment orders in select brick-and-mortar partners continue to normalize in line with point of sale. Braun outperformed our expectations as we were able to partially overcome continued supply constraints to help meet increased thermometer demand for the brand in EMEA and Asia. With that, I would like to hand the call over to Brian. Brian Lee Grass, Interim Chief Financial Officer, Helen of Troy Ltd. Thank you, Noel. Good morning everyone. Looking forward to seeing some of you at the CJS Conference tomorrow. As Julien and Noel mentioned, first quarter results exceeded our sales and earnings expectations with year-over-year margin expansion despite unfavorable operating leverage. This outperformance, coupled with meaningful working capital improvement, drove strong cash flow and leverage reduction also ahead of our expectations at this point in the year. Consolidated net sales decreased 6.6%, favorable to the 9% to 7% decline we provided in our outlook in April. This reflects a shift of approximately $5 million of sales we previously expected in the second quarter of fiscal 2024 into the first quarter. As a reminder, our outlook includes expected declines from our SKU rationalization efforts and the impact of the Bed Bath & Beyond bankruptcy. We saw favorable performance from key brands in both business segments; International and the online channel. In Home & Outdoor, OXO exceeded our expectations despite a decline in club channel programs year-over-year, and Osprey growth was driven by strong consumer demand for travel-related products. In Beauty & Wellness, demand for Braun thermometry drove year-over-year growth, especially in international markets and higher water filtration demand drove growth in PUR. Our prestige beauty brands, Drybar and Curlsmith, continue to drive underlying growth and improve our mix with distribution expansion in innovative products that resonate with consumers. Gross profit margin improved 380 basis points to 45.4%, compared to 41.6% in the same period last year, in line with our expectations for the quarter. Year-over-year improvement was due to a more favorable product mix in Beauty & Wellness, driven by Pegasus SKU rationalization, a more favorable customer mix in Home & Outdoor, lower inbound freight costs and the favorable comparative impact of EPA compliance costs of 180 basis points incurred in the same period last year. GAAP operating margin for the quarter was 8.6%, compared to 6.7% in the same period last year. We were pleased to expand adjusted operating margin by 30 basis points to 13.9% despite unfavorable operating leverage. The primary drivers of this improvement were a more favorable product mix within Beauty & Wellness, reflecting the benefits of SKU rationalization, a more favorable customer mix within Home & Outdoor and lower inbound freight costs. These factors were partially offset by higher inventory reserve expense, increased annual incentive compensation expense, and an increase in outbound freight costs.

7 On a segment basis, Home & Outdoor adjusted operating margin decreased 30 basis points to 15.8%, driven by higher distribution expense, increased marketing expense, higher inventory reserve expense, an increase in outbound freight costs, and unfavorable operating leverage, partially offset by a favorable customer mix and lower inbound freight costs. Adjusted operating margin for our Beauty & Wellness segment increased 80 basis points, reflecting a more favorable product mix, driven by our SKU rationalization efforts, lower inbound freight costs, lower distribution expense, reduced marketing expense, and a decrease in legal fees. Net income was $22.6 million or $0.94 per diluted share. Non-GAAP adjusted diluted EPS decreased 19.5% to $1.94 per diluted share, primarily due to higher interest expense and lower adjusted operating income in Home & Outdoor. Cash flow in the quarter was strong. We generated $121.1 million of operating cash flow with a sequential decline in inventory of $21.6 million among other working capital improvements. Inventory at the end of the first quarter was $433.9 million, on track with our objective to reduce inventory to $400 million or below by the end of fiscal 2024. We generated $109.2 million of free cash flow ahead of our expectations for the quarter. We ended the quarter with total debt of $837.2 million, a sequential decline of approximately $97.3 million. Our net leverage ratio improved to 2.56 times, compared to 2.81 times at the end of the fourth quarter. At the beginning of the first quarter, we swapped an additional $200 million of our outstanding variable rate debt to fixed rates, bringing the fixed rate total to $625 million, or 75% of our total debt outstanding. At the end of the first quarter, our debt covenants allowed for additional borrowings of up to $343 million and the amount available for borrowings under our credit agreement was $638 million. We believe we remain on track to reduce our net leverage ratio to between 2 times and 1.85 times by the end of fiscal 2024, not including any benefit from facility footprint optimization efforts that are underway. Turning to our outlook for fiscal 2024, we are maintaining our full year expectations. While we are pleased to have outperformed our expectations in the first quarter, at this point in the year, we’re maintaining our flexibility to use the overperformance to fund incremental growth investments in our most attractive brand opportunities or as an offset to potential further consumer spending softness. We will continue to assess our algorithm for balancing investment spending and earnings growth as the year progresses. Our view on a significant or prolonged recession has not changed and that it cannot be reasonably estimated and, therefore, it is not included in our outlook. We are encouraged by the continued overall improvement in trade inventory on a sequential basis and believe that when consumer demand does strengthen, we are well positioned with a diversified product portfolio and sufficient inventory to serve that demand. We continue to expect consolidated sales between $1.965 billion and $2.015 billion in fiscal 2024, implying a decline of 5.2% to 2.8%, which continues to reflect the estimated unfavorable year-over-year revenue impacts of our SKU rationalization efforts and the bankruptcy of Bed Bath & Beyond of approximately 3.4% combined. In terms of our net sales outlook by segment, we expect a Home & Outdoor decline of 1.7% to growth of 1.0% and the Beauty & Wellness decline of 8.0% to 5.8%. We believe we remain on track to deliver our gross margin expansion target of approximately 460 basis points at the high end of our guidance range as we drive improvement in product and customer margin mixes, disproportionately feed our highest margin businesses from an investment perspective, and realize the benefit of lower commodity and inbound freight costs. We expect GAAP diluted EPS of $3.81 to $4.67, which includes the estimated balance sheet impact of the Bed Bath & Beyond bankruptcy of $0.17 and estimated restructuring charges of $2.75

8 to $2.43. We continue to expect non-GAAP adjusted diluted EPS in the range of $8.50 to $9.00, which implies a decline of 10.1% to 4.8%. Our adjusted diluted EPS outlook continues to include an increase in interest and depreciation expense totaling approximately $0.91, net of tax, or a 9.6% growth headwind. Our outlook continues to reflect operational earnings growth despite unfavorable operating leverage. At the high end of our outlook range, adjusted EBITDA is expected to grow approximately 6.3% and margin is expected to expand by approximately 150 basis points despite incremental annual incentive compensation expense of approximately $27 million year-over-year, which represents an 8.2% growth headwind and a 135 basis point margin headwind. Our outlook for operational earnings growth is driven by a better overall margin mix, lower commodity and inbound freight costs, and cost savings from Pegasus, which remains on track. We expect Pegasus to be a force multiplier with benefits in fiscal 2024 to include initial cost savings, organizational and go-to-market effectiveness, more efficient and effective marketing spend, and the optionality to consider opportunistic incremental growth investments during the year. We continue to expect Pegasus to generate savings of approximately $20 million in fiscal 2024, with additional savings expected from lower inbound freight and commodity costs. As previously discussed, the Pegasus savings will partially offset several structural headwinds in fiscal 2024, including incremental depreciation expense of approximately $12 million before tax related to our new state-of-the-art distribution facility, higher annual incentive compensation expense of approximately $27 million before tax as we reinstate expected expense to target performance, and higher interest expense of approximately $15 million before tax as we annualize the increase in interest rates in fiscal 2023. This includes our expectation of cumulative incremental rate increases of 100 basis points in fiscal 2024. Moving on to our tax outlook, we now expect a GAAP effective tax rate range of 21% to 19% for the full fiscal year 2024 and a non-GAAP adjusted effective tax rate range of 13.5% to 12.5%. In terms of quarterly cadence, we continue to expect the majority of our net sales growth to be concentrated in the third quarter of fiscal 2024 and expect a decline of approximately 8% to 6% in the second quarter. This reflects the shift of approximately $5 million in sales from the second quarter into the first quarter that I mentioned earlier. We expect adjusted diluted EPS growth to be concentrated in the third and fourth quarters of fiscal 2024 as we benefit from lower inbound freight and commodity costs. We also expect to realize the benefits of debt deleveraging more fully in the second half of the year. Accordingly, we expect a decline in adjusted diluted EPS of 20% to 30% in the first half of fiscal 2024 with near offsetting growth in the second half of the year. We continue to expect capital asset expenditures of between $45 million and $50 million for fiscal 2024, which includes approximately $25 million for the completion of our new distribution facility and the full installation of a state-of-the- art automation equipment. We continue to expect that the final cost of the facility and its equipment will be within our original expectations. With lower CapEx needs in fiscal 2024, we continue to expect free cash flow to be in the range of $250 million to $270 million and net leverage ratio improvement to between 2.0 times to 1.85 times by the end of fiscal 2024. We continue to assess opportunities to further optimize our facility footprint, which we believe could unlock an additional $100 million to $125 million of cash flow that is not currently included in our outlook. In summary, we’re pleased to reiterate an outlook that we believe is accretive to our current valuation with strong free cash flow, operational earnings growth and margin expansion despite a challenging consumer environment. We remain very excited about the opportunities that Pegasus provides to drive further performance improvement in fiscal 2024 and beyond. Finally, we believe

9 our strong cash flow and asset optimization efforts will allow us to continue to meaningfully reduce our debt leverage and consider capital deployment optionality going forward. And with that, I would like to turn it back to the operator for questions.

10 QUESTION AND ANSWER SECTION Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Thank you. Our first question today is from the line of Rupesh Parikh with Oppenheimer. Please proceed with your questions. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Good morning, and thanks for taking our question. Also, congrats on a nice quarter. So, I just wanted to go back to the Hydro Flask brand. So, there seems like there’s positives and negatives right now for the brand. So, your Tumbler launch seems like it’s off to a good start. At the same time, we are seeing discounting in the channel for the product. So, I just wanted to get a sense of just overall health of the brand and your updated expectations for Hydro Flask this year. <A – Julien Mininberg – Helen of Troy Ltd.>: Great. Good morning, Rupesh, and hi to everyone. Noel, please go ahead. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. Hi, Rupesh. Good to hear your voice. Yeah. So, on Hydro Flask, I would say, as I outlined in the script, we continue to see consumers shifting from bottles, where Hydro Flask is by far the leader, to the tumblers in the quarter. But as you outlined, we’re really pleased to do an initial soft launch of our Travel Tumbler in June, so just past the end of the quarter. And we are really encouraged by the early sales results from that. Consumers are reporting they’re really pleased with the functionality of what we’ve put out there, and we see it as a really nice momentum piece for us in the balance of this fiscal year. We also – I mentioned a couple of other initiatives on Hydro Flask. We’ve greatly enhanced our personalization and customization offerings. We got out there with the bottle return program, so a lot of positive news happening on Hydro Flask right now. And we see that as a strong building block to strengthen kind of the performance in the back half of the year across the brand in total and especially entering into the tumbler piece of the market that’s been growing. <A – Brian Grass – Helen of Troy Ltd.>: Just to handle the promotional question, Rupesh, I would say the promotional activity is kind of normal for us. We did a MAP pricing holiday during the quarter, and that’s pretty much standard. And then we do promotions really to get out of colors that we’re discontinuing and get into new colors and new items. And so, I would call both of those activities, the MAP program, and the kind of rotating into new product, both normal promotional activity. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Great. And just, Brian, related Hydro Flask, I believe your expectation was for a growth for the full year. Is that still the expectation? <A – Brian Grass – Helen of Troy Ltd.>: Slight growth to flattish, I would say, and that’s still our expectation. We are – it’s early days on the traveler. We’re excited about the traveler, but we have not factored in meaningful upside into our forecast from it at this point. We are encouraged by it, but we’re going to let it evolve. And I just want to point out, we did a soft launch online. The retailers are very excited about it, but we want to let it play out a little bit before we start leaning in more. <Q – Rupesh Parikh – Oppenheimer & Co., Inc.>: Great. Thank you. I’ll pass it along. Operator: Our next question is from the line of Bob Labick with CJS Securities. Please proceed with your questions. <Q – Pete Lukas – CJS Securities>: Yes. Hi. Good morning. It’s Pete Lukas for Bob. You gave us a lot of detail on Project Pegasus, obviously, seeing significant benefits to the margin profile. What has surprised you the most in terms of the rollout, either positively or negatively? And what is the biggest things you’ve learned so far?

11 <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hi, Pete. Nice to talk to you, and always a pleasure to have CJS represented as well. In terms of Project Pegasus, I think the most positive, as we’ve mentioned in our prepared remarks, is how well the organization has embraced the full scope. This is not a standard belt-tightening exercise, as we’ve talked from the very beginning back in October for Pegasus. This is a comprehensive restructuring and a reinvention very similar to what we’ve done multiple times of always taking the company up to the next level, never waste a good crisis, as they say. So, for me, the single-most important thing is how well the organization has embraced it, dug deep and has not only made the structural changes, but also aggressively pursuing the specific work of each workstream and their financial targets. And, Noel, I suspect you’ll be able to elaborate a bit on the Pegasus momentum. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. I would echo Julien’s comments. I think the piece on a program like this is always the question mark is, how will the organization react? And I’m delighted – I mentioned in my remarks the first-ever North America RMO sales meeting that we just had to see the teams come together, the business units very focused on sharpening their brand plans, sharpening their innovation pipelines, the North America RMO in the audience excited about those plans coming forward with new growth opportunities and growth ideas as they look across the full portfolio was very, very heartening and I think a testament to the choices that we made in the organizational structure. As I look at some of the other workstreams, again, SKU rationalization was a big focus area and the team really took that to a great bottoms-up analytical rigor that has really helped us from a gross margin standpoint on parts of our portfolio. So, that’s been a real positive as they’ve embraced that work. We’ve got a lot more workstreams that are still underway that’ll come. As a reminder, the bulk of the savings comes in fiscal 2025 to fuel our initiatives in that timeframe, and we’re very pleased with the momentum that we see across all of the workstreams. <Q – Pete Lukas – CJS Securities>: Very helpful. Thanks. I’ll jump back in the queue. Operator: Our next question is coming from the line of Olivia Tong with Raymond James. Please proceed with your questions. <Q – Devin Weinstein – Raymond James Financial, Inc.>: Hi. This is Devin Weinstein on for Olivia. I appreciate you taking our question and congrats on the better-than-expected quarter. I wanted to ask a little bit more about your outlook for the year, specifically for 2Q. Understood on the components impacting – the $5 million impacting your sales outlook. But you did maintain the EPS guide for the first half to decline 20% to 30%. And I just want to understand some of the dynamics going into your 2Q outlook saying as sequentially there should be some cost easing. It sounds like sell-in and sell-through are in a much better place. So, outside of maybe the sales comp, what are some of the dynamics impacting that 2Q outlook that would get the first half to be down 20% to 30%? <A – Brian Grass – Helen of Troy Ltd.>: Yeah. So, there are a couple of moving parts in the question. You’re referring to sales and hopefully that part on sales is clear. Really, the only change in our outlook came from this kind of $5 million shift that went into Q1 we originally expected in Q2. So, hopefully, that’s clear. And I would say there’s no other meaningful moving parts with respect to sales. With respect to adjusted EPS, the main driver, so there’s two components, right? We’re sticking with our original guidance, which is 20% to 30% down for the full year (sic) [first half of the year]. After posting Q1, it was a little bit better than expectations. We are expecting some spend shifts, some growth investment spending that didn’t make sense to make in the first quarter that we now plan for the second quarter.

12 And that’s really why, for the full first half of the year, we’ll stay within the 20% to 30%, even though we were slightly better in the first quarter. We do expect to come down a little bit in Q2 as we spend a little bit more into the strength of good initiatives that we have going, including the tumbler rollout and new introduction. <Q – Devin Weinstein – Raymond James Financial, Inc.>: That makes sense. Thank you. And if I could just tack on a second part of that question. You guys did call out some of the wildfire dynamics that impacted demand for air purifiers. Just curious what you’re seeing quarter-to-date. When we’ve looked in the past, we’ve seen a good bump to your sales for some of the heightened wildfire seasons. So, curious if you’re seeing that same sort of dynamic or perhaps if there’s just been more air purifier purchases over the course of COVID and maybe people who want one already have one in the household or if there’s area for new customers that enter your brand. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. In terms of air purification, as we’ve all seen in the news and experienced, the Canadian wildfires have impacted us mostly in May and June, so a lot of that sort of happened after the end of our first quarter. I will note US wildfires are actually below average at this point in the year. If you think about all of the snow – heavy snowfall that was out on the West Coast this past winter, it’s a slower start, well below kind of the second lowest in the last 10 years from a US standpoint. So, high in Canada, but lower in the US. So, you’ve got some offsets that are happening there. But that said, the air purifier category point of sale in the last couple of months is up. I would say air purification, the category has some relatively speaking higher retailer inventories. We’ve talked about in the past some pockets where there’s still some higher inventory coming off of COVID, and this is one of those examples. So, the good news is retailers are working through some of that inventory. We did see point-of-sale increases for the category. We also saw some elevated point of sale in the last four weeks, kind of past the end of the first quarter. We do have inventory, and we’re really – as I said in my remarks, really pleased to be able to help retailers and consumers during this time as it continues. <Q – Devin Weinstein – Raymond James Financial, Inc.>: Super helpful. Thanks so much and congrats again. <A – Julien Mininberg – Helen of Troy Ltd.>: Great. Thank you. Operator: Our next question comes from the line of Peter Grom with UBS. Please proceed with your questions. <Q – Peter Grom – UBS Securities LLC>: Thanks, operator, and good morning everyone. So, I wanted to do follow-up and then just kind of my real question. I guess just a follow-up on 2Q, just the outlook still implies a pretty wide range for earnings, especially considering we’re pretty close to halfway through the quarter. At this point, can you maybe just help us understand the building blocks between the high end and the low end and maybe the key watch points? Or is it kind of fair to say that you would probably expect to be at the stronger end of that range? And then I guess my real question is, just shifting gears to consumer demand, obviously, a lot of concern around what that looks like as we move forward, but it seems, at least based on what you just delivered this morning, that it can be faring better than you expected. So, I just – broad-based question, but your portfolio spans a lot of different categories, can you just give us a sense of what you were seeing around the health of the consumer and broader demand? Are some categories seeing improved performance quicker than you would have anticipated? Are some more challenged?

13 And just would be curious how the demand environment is evolving versus your expectations, especially considering that [ph] there’s some other companies (00:45:44) that are pointing to a more prolonged period of depressed top line growth. Thanks. <A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Peter. Julien here. Thanks for the question. Given there’s two parts to it, let’s split up the answer. So, Brian will definitely be able to address the range on Q2, and then we’ll talk to demand part just afterwards. <A – Brian Grass – Helen of Troy Ltd.>: Yeah. Peter, the wider range is really centered around investment spending and the timing of that investment spending. And there’s a lot of moving parts, as you called out, when you were asking the question about consumer demand. So, we have a lot of initiatives going and a lot of positive momentum going in the right direction on things like the traveler and those sorts of things. The timing of when that gets into the retailer and when we really want to drive demand can fluctuate between the second quarter, third quarter and so on. And so, there is a range of outcomes for the second quarter that is largely based on the timing of our investment spend, when it will fall exactly, and in a matter of weeks, could make it shift between Q1 and Q2. And that’s really what we’re dealing with here because that is such a new item and it’s actually hitting retail towards the end of the second quarter, and it’ll hit some retail before other retail. And so, hopefully, you can imagine that there’s a period of time that could overlap just a matter of several weeks, which could make a difference to the quarters. And that’s why there’s kind of a wide range of outcomes. We can’t perfectly predict when the timing will be exactly of all that, and so there’s a little bit of a range there for the second quarter. <A – Julien Mininberg – Helen of Troy Ltd.>: Great. And on the demand subject, I think the simplest thing we can say is that everyone on the call, I think, and the market broadly is aware of the choppiness in predictions, the pressure that’s on the consumer at a macro level, so, the famous inflation and higher interest rates, the higher for longer speech that the Fed has reiterated month after month. And in the case of these categories, to your specific question, we’re in a broad set of categories, so, some of them are just feeling the pain of that discretionary reduction as buying patterns shift. Others, like outdoor, for example, are seeing the benefits of the megatrend of outdoors. Prestige beauty is generally doing better, and then the [ph] world of (00:48:07) cold and flu, we’re off-season right now. It’s hard to tell. And these things go up and down. In terms of what it means for us, I think the simplest thing I can say is we just reiterated our sales guidance today, and all of that was considered when we put that number forth. <Q – Peter Grom – UBS Securities LLC>: Great. Thanks so much. I’ll pass it on. <A – Julien Mininberg – Helen of Troy Ltd.>: Sure. Our pleasure, Peter. Operator: Our next question comes from the line of Susan Anderson with Canaccord Genuity. Please proceed with your question. <Q – Susan Anderson – Canaccord Genuity LLC>: Hi. Thanks for taking my question and very nice job on the quarter. I was curious on the inventory levels. It’s nice to see them down so much. I guess, are you guys still working towards your goal to be under $400 million by the end of the year? And then just curious on the SKU rationalization and kind of where you’re – like, how much of that is completed at this point and how much of it is left for the rest of the year? Thanks. <A – Brian Grass – Helen of Troy Ltd.>: Yeah. I think we’re still on track with our goal. The implied in our cash flow range of $250 million to $270 million, obviously, to be at the $270 million, we have to be at the $400 million or maybe slightly below, if – we could end up maybe a little bit

14 higher than that, which would put us in the $250 million cash flow range for the year. So, I think we’re comfortably within that range. Like I said, we could end up at $410 million, $415 million by the end of the year. If we do that, that would be a good reason for it. It will be because we’re leaning into opportunities, and we want to have the inventory to be prepared to ship to those opportunities. And then if we don’t have incremental opportunities like that, then we’d be likely closer to the $400 million. So, I think we would toggle within that range by the end of the year, and we’re definitely on track to do that. <A – Julien Mininberg – Helen of Troy Ltd.> [ph] You want to take that (00:49:51)? <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. And then – hey, Susan. <Q – Susan Anderson – Canaccord Genuity LLC>: Okay. <A – Noel Geoffroy – Helen of Troy Ltd.>: In terms of SKU rationalization... <Q – Susan Anderson – Canaccord Genuity LLC>: Hi. <A – Noel Geoffroy – Helen of Troy Ltd.>: ...as we mentioned, overall, the SKU rationalization initiative touched the wellness portfolio more than the others. That’s where the impact was felt the greatest. And it did start to impact us in Q1, as we mentioned in the remarks. And I would expect to see that kind of continue, and it’s baked into our outlook for the remainder of the year as those choices kind of flow through throughout the remainder of the year. Again, the emphasis is more on wellness than the others, although there’s some impact across the board as we looked – we really did a comprehensive look bottoms-up of the entire portfolio. <Q – Susan Anderson – Canaccord Genuity LLC>: Great. And then if I could just add one follow-up on the hair appliances. It sounds like – you mentioned that prestige was performing better. Was that also in the appliances? Are you seeing Drybar perform better than the lower-cost tools? And then I was curious, I know you rolled out that lower-cost tool at Walmart. I was curious how that’s performing and then if there’s any newness also coming in hair tools as we kind of look to the back half to maybe re-jumpstart that category. Thanks. <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. Sure. So, in hair tools, yes, I would say, overall, as we look kind of big picture, prestige or the higher-end hair tools are performing better than the kind of mid-tier hair tools. So, Drybar, et cetera, in that realm, is performing stronger as you think about kind of a more affluent consumer having more discretionary spend to be able to continue to purchase in those areas. We do have a lot of new innovation coming out. The one I mentioned in the remarks on Drybar is a Smooth Shot paddle brush, that kind of continues up in that one step [ph] insight (00:51:47) that has worked so well for us. That’s a new one that’s coming up there in addition to a range of various different Drybar liquids. When it comes to the mass part of the business, we have gotten the new planograms in to some of our mass merchandisers that I’ve mentioned in some of the past quarters, and we’re seeing point of sale pick up very nicely as we’ve gotten that new range in, so we’re encouraged by what we’re seeing there. <Q – Susan Anderson – Canaccord Genuity LLC>: Great. Thanks so much. Good luck the rest of the year. <A – Noel Geoffroy – Helen of Troy Ltd.>: Thanks, Susan.

15 Operator: Our next question is from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed with your questions. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Good morning. Thanks for taking the questions and nice start to the fiscal year. So, just a quick follow-up. First, as far as the SKU rationalization, so I guess if we were to think about this in baseball terms, are you guys, like, in the early innings of that process or middle or how should we think about that? <A – Brian Grass – Helen of Troy Ltd.>: In terms of cadence of impact, Anthony, we’re in early innings because we’re really just realizing a lower weighted impact in Q1. It’ll get a little bit heavier in terms of impact through the remainder of this year. So, it just so happens it was kind of spread where the majority of the impact will fall in this fiscal year. It’s a little bit lighter in Q1, it’ll get a little bit heavier Q2 through Q4, and then we’ll be through it. Now, as we’ve talked about in the past, this is something we’re going to continue to do. We don’t know at this stage if it will be meaningful enough that we’ll continue to call it out, going into fiscal year 2025 based on whatever we find through the results of the process. But it will be a continuing process that we’ll have in future years. But the majority of the impact from this initial SKU rationalization effort will be in fiscal year 2024. It was a little lighter in Q1 and it’ll get a little heavier in the remaining quarters. <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Got it. If I could squeeze one more question. As far as your outlook for M&A, just how should we think about that? And then as far as acquisition multiples, have you seen any changes? <A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. So, Jack will speak a little bit to acquisition multiples, as the spoiler alert, they’re generally coming down. Obviously, interest rates are going up and valuations coming down. It’s broadly known, but not specifically deal by deal, just is a macro comment. In terms of capital allocation, which is to me the broader question, we’re very pleased that our strategy is working, which is to reduce our inventory, improve our cash flow. You saw that in the numbers that we’ve reported today where we’ve made significant progress and not just in this quarter, but now also on top of the big progress that we announced in April for Q4 of last fiscal year. As we continue towards the guidance that we reiterated today, it opens up possibilities for additional capital deployment. So, per our strategy, M&A on the form of acquisition and also the potential for opportunistic buyback, and we consider these things all the time. In the case of operational needs, we don’t, beyond the big warehouse, have another biggie in the short term. So, that helps us as well. And I’ll give it to Jack on the subject of what’s out there. <A – Jack Jancin – Helen of Troy Ltd.>: Yeah. So, Anthony, we’re seeing where deal flow has been picking up recently than maybe over the last six months and expect that there will be even more as the rest of the balance of this year continues. I think for us, we’re going to continue to stay in touch. We’re going to look at the different options that are out there. Part of when it’s right for us to do it is going to be when the organization is ready, that we’re still in the midst of Project Pegasus. It is going really well. And what we don’t want to do is create any additional compression. We’d rather do that well, do it right, and then you know what our – some of our priorities are to get the debt levels down. That being said, we’re seeing – with some of the assets that are transacting out there, we are seeing multiples coming down, as Julien had mentioned, and expect that if good assets will probably cost higher multiple than others. But in general, we’re seeing multiples going down.

16 <Q – Anthony Lebiedzinski – Sidoti & Co. LLC>: Understood. Thank you and best of luck. <A – Julien Mininberg – Helen of Troy Ltd.>: Great. Pleasure, Anthony. Operator: Thank you. Our final question is from the line of Linda Bolton Weiser with D.A. Davidson. Please proceed with your questions. <A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Linda. <Q – Linda Weiser – D.A. Davidson Companies>: Hi. Hello. Congratulations on a nice quarter. <A – Julien Mininberg – Helen of Troy Ltd.>: Thank you. <Q – Linda Weiser – D.A. Davidson Companies>: So, I was wondering if on the gross margin expansion, it was really strong, and you mentioned there were some – there was a benefit from lower EPA repackaging costs. Is there any way to quantify the rest of the expansion? Like, how much was mix? What was the net of the freight or commodities? Is there any way to quantify the whole gross margin expansion in the quarter? <A – Brian Grass – Helen of Troy Ltd.>: I mean, we gave you – I think it was 180 basis points of expansion related to the EPA, the lack of having those costs year-over-year. So, that’s roughly half. I think you could – or a little less than that, actually. I think you could split the remainder up between the margin benefits and commodity and freight costs. I think it’s fair to kind of do a 50/50 split of the remainder. <Q – Linda Weiser – D.A. Davidson Companies>: Okay. And then I think you kind of mentioned somewhere in your commentary about the facility rationalization, those excess distribution facilities that you have now. Is there any additional movement on what might be done with those or anything to report on that front? <A – Brian Grass – Helen of Troy Ltd.>: Yeah. I would say they’re at different stages in the process. There is one, the smaller of the two, that is further along. We have formal indications of interest and are working towards something that’s more definitive, and we’re making good progress on that one. So, I’d say there’s one that if we can make everything align, there could be a closing in the third quarter. And then the other one is not as far along, but we’re still moving on a very good path and we’ll report – if we have something to report, we’ll share that with you at the appropriate time. But we’re making good progress on both. <A – Julien Mininberg – Helen of Troy Ltd.>: There’s a big picture comment here. We’ve been saying for a couple of quarters that with the opening of our new state-of-the-art big facility, the 2 million square footer in Tennessee, it creates these opportunities. So, hopefully, people are not surprised that we’re now optimizing. And I think it’s where we’ve used multiple quarters, the footprint. So, there’s multiple possibilities, as Brian was talking about. And I think it’s good news. It’s good for ROIC. It’s good for efficiency and then ultimately good for cost. <Q – Linda Weiser – D.A. Davidson Companies>: Great. And then, finally, can I just ask on the Hydro Flask on the consumer shift in preference from bottles to tumblers, like, what exactly is driving that? Is that more in office sedentary behavior you want tumbler instead of the bottle? What is driving the underlying consumer preference at this point? <A – Noel Geoffroy – Helen of Troy Ltd.>: Yeah. My feeling, Linda, is the functionality of it for a range of different activities that the consumer is taking on. I mean, I think probably one of the biggest ones is fitting in a cup holder.

17 So, as consumers are going from activity to activity, whether that’s to the office or to kids’ sporting events or to the gym or the grocery store, I mean, you name the activities that your average consumer is kind of transporting themselves or their families around, fitting into a cup holder, having a handle, the ease and the preference of drinking from a straw, I think it’s the combination of things. Now, any one of those things can be available in a bottle, but there’s something about this particular Travel Tumbler design that kind of encapsulates all of them in one, fits in the cup holder, has the handle, has the straw and it’s just really resonated and fit into consumers’ lives. <Q – Linda Weiser – D.A. Davidson Companies>: Got it. Thank you very much. <A – Julien Mininberg – Helen of Troy Ltd.>: A pleasure, Linda. Thank you. Operator: Thank you. This concludes our question-and-answer session. And I’ll turn the floor back to management for closing remarks. Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd. Great. Thank you, operator. And thank you everyone for joining us today. We’re very excited about the quarter and beginning to demonstrate the consistency that I know everyone is looking for starting with us. We look forward to speaking with many of you in the coming days and weeks. There’s several forums, whether they’re conferences or NDRs, and we’re out of our quiet period now, so we’re looking forward to you in talking about them – sorry talking during those and also other conversations with many who would like them. So, with that, we say thank you and have a wonderful day. Operator: This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.